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                                                                    Exhibit 99.1

FOR RELEASE: Immediately

Contact:
Richard K. Arter             Investor Relations              941-362-1200
Richard J. Dobbyn            Chief Financial Officer         941-362-1200

     SUN HYDRAULICS CORPORATION IMPLEMENTS Y2K COMPLIANT OPERATING SYSTEM,
                   2ND QUARTER SHIPMENTS LOWER THAN EXPECTED

SARASOTA, FLA, July 29, 1999 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced that its second quarter shipments were lower than expected due to difficulties associated with the implementation of a new Y2K compliant operating system in its US operations. The Company expects to post a second quarter loss of between $0.03 and $0.05 per share on sales of $15.9 million, compared to earnings of $0.11 per share on sales of $18.5 million for the first quarter of 1999.

"The software implementation, which affects everything from order entry through invoicing, has caused us to miss more than a week's worth of shipments in the quarter," said Sun Hydraulics President Clyde Nixon. "During the implementation we have experienced many small difficulties which collectively have caused productivity to decline and profits to suffer. We are working through these issues one at a time, and have seen steady improvements since going live on May 1st. The system conversion will continue to have a negative impact on third quarter results, although shipments have recently returned to pre-implementation levels. We believe that, once fully assimilated, the system will provide significant long-term benefits."

 "As always, we are doing the things that we believe will continue to make Sun Hydraulics successful over the long term," Nixon said. "Along with shipments returning to normal levels, we have seen an increased level of incoming orders. Material costs as a percent of sales are beginning to decline as a result of the efforts we have made in the past year. Quotation activity for custom manifolds is picking up, which to some extent reflects the availability of our recently introduced solenoid products. The Asian markets are recovering and Sun Korea has recently seen a significant upturn in its business."

Sun Hydraulics plans to release full second quarter results on or about August 11, 1999.

Sun Hydraulics Corporation, with manufacturing and distribution facilities in Sarasota and Manatee County, Florida, Coventry England, Erkelenz, Germany and Inchon, Korea, is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets.

FORWARD-LOOKING INFORMATION
      Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management's Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; (vi) the Company's Year 2000 readiness plans and costs; and (vii) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the

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Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

         Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; (vi) the Company's ability timely to become Year 2000 ready, including the Company's ability to identify all critical systems that will be impacted by the Year 2000, the Company's ability, in a cost-efficient manner, to correct, upgrade or replace such systems, and the Year 2000 readiness of third parties with which the Company has material relationships; and (vii) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings "Risk Factors" in the Form S-1 Registration Statement and Prospectus for the Company's initial public offering, "Business" in the Company's Form 10-K for the year ended December 31, 1998, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in the Company's Form 10-Q for the quarter ended April 3, 1999. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

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